Exhibit 10.3

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of February 8, 2021, by and between HUDSON SKYWAY LANDING, LLC, a Delaware limited liability company (“Landlord”), and IOVANCE BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant (formerly known as Lion Biotechnologies, Inc., a Delaware corporation, as successor by conversion to Lion Biotechnologies, Inc., a Nevada corporation) are parties to that certain Office Lease dated August 4, 2016, as previously confirmed by that certain Confirmation Letter dated October 24, 2016 (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 8,733 rentable square feet (the “Premises”) described as Suite 150 on the first floor of the building commonly known as Skyway Landing II located at 999 Skyway Road, San Carlos, California (the “Building”).

B.	The Lease will expire by its terms on April 30, 2021 (the “Existing Expiration Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The term of the Lease is hereby extended through December 31, 2021 (the “Extended Expiration Date”). The portion of the term of the Lease beginning on the date immediately following the Existing Expiration Date (the “Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.

2.	Base Rent. During the Extended Term, the schedule of Base Rent shall be as follows:

Period of Extended Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
5/1/21 – 12/31/21	$60.60	$44,101.65

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended.

3.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

4.	Expenses and Taxes. During the Extended Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that during the Extended Term, the Base Year for Expenses and Taxes shall be 2021.

5.	Improvements to Premises.

5.1.	Configuration and Condition of Premises. Tenant acknowledges that it is in possession of the Premises and agrees to accept them “as is” without any representation by Landlord regarding their configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

5.2.	Responsibility for Improvements to Premises. Any improvements to the Premises performed by Tenant shall be paid for by Tenant and performed in accordance with the terms of the Lease.

6.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1.	Landlord’s Notice Address. The Landlord’s Notice Address set forth in Section 1.11 of the Lease is hereby deleted in its entirety and is replaced with the following:

“Hudson Skyway Landing, LLC

c/o Hudson Pacific Properties

333 Twin Dolphin Drive, Suite 100

Redwood City, California 94065

Attn: Building Manager

with copies to:

Hudson Skyway Landing, LLC

c/o Hudson Pacific Properties

333 Twin Dolphin Drive, Suite 100

Redwood City, California 94065

Attn: Managing Counsel

and

Hudson Skyway Landing, LLC

c/o Hudson Pacific Properties

11601 Wilshire Boulevard, Suite 900

Los Angeles, California 90025

Attn: Lease Administration”

Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord.

6.2.	Energy Usage. The ninth sentence in Section 25.12 of the Lease is hereby deleted in its entirety and is replaced with following:

“If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Project, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required for benchmarking purposes or to disclose to a prospective buyer, tenant or mortgage lender under any applicable law.”

6.3.	California Civil Code Section 1938. Section 1 of Exhibit F to the Lease is hereby deleted in its entirety and is replaced with the following:

“California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises”.

In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the Premises, then Tenant shall pay (i) the fee for such inspection, and (ii) except as may be otherwise expressly provided in this Amendment, the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.”

6.4.	Deletion. Section 2 (entitled “Extension Option”) of Exhibit F to the Lease is of no further force and effect.

7.            Second Extension Option.

7.1.	Grant of Option; Conditions. Tenant shall have the right (the “Second Extension Option”) to extend the Extended Term for either (i) one (1) additional period of one (1) month or (ii) one (1) additional period of six (6) months beginning on the day immediately following the Extended Expiration Date (such one (1) month or sixth (6th) month period as applicable, being the “Second Extension Term”), if:

(a)	not less than 3 and not more than 6 full calendar months before the Extended Expiration Date, Tenant delivers written notice to Landlord (for purposes of this Section 7, the “Extension Notice”) electing to exercise the Second Extension Option and identifying to Landlord whether the Second Extension Term will be for one (1) month or six (6) months;

(b)	no Default exists when Tenant delivers the Extension Notice;

(c)	no part of the Premises is sublet (other than to an Affiliate of Tenant) when Tenant delivers the Extension Notice; and

(d)	the Lease, as amended, has not been assigned (other than pursuant to a Permitted Transfer) before Tenant delivers the Extension Notice.

7.2.	Terms Applicable to Second Extension Term.

A.	During the Second Extension Term, the Base Rent shall increase to $45,424.70 per month and Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease, as amended.

B.	During the Second Extension Term Tenant shall pay Tenant’s Share of Expenses and Taxes for the Premises in accordance with the Lease, as amended.

7.3.	Extension Amendment. If Tenant is entitled to and properly exercises its Second Extension Option, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (for purposes of this Section 7, the “Extension Amendment”) reflecting changes in the Base Rent, the term of the Lease, the expiration date of the Lease, and other appropriate terms in accordance with this Section 7, and Tenant shall execute and return (or provide Landlord with reasonable objections to) the Extension Amendment within 15 days after receiving it. Notwithstanding the foregoing, an otherwise valid exercise of the Second Extension Option shall be fully effective whether or not the Extension Amendment is executed.

7.4.	Subordination. Notwithstanding anything herein to the contrary, Tenant’s Second Extension Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or the Project existing on the date hereof.

8.	Miscellaneous.

8.1.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

8.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

8.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

8.4.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

8.5.	Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile, PDF or DocuSign (or the like) as constituting a duly authorized, irrevocable, actual, current delivery hereof with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

8.6.	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

8.7.	Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Jones Lang LaSalle) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

HUDSON SKYWAY LANDING, LLC, a Delaware limited liability company

By:	Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member

	By:	Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner

		By:	/s/ Arthur X. Suazo
		Name:	Arthur X. Suazo
		Title:	Executive Vice President

TENANT:

IOVANCE BIOTHERAPEUTICS, INC., a Delaware corporation

By:	/s/ Maria Fardis
Name:	Maria Fardis, Ph.D., M.B.A.
Title:	President and Chief Executive Officer